Exhibit 99.1

Level 5 Beverage Company Acquires the Vitamin Creamer® Trademark and Brand

Houston, TX, June 25, 2014: Level 5 Beverage Company, Inc., a Minerco Resources, Inc. (OTCQB: MINE) company (the “Company”), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of all-natural and highly functional brands, acquires the Vitamin Creamer® Brand, including the Vitamin Creamer® trademark, registration number 4404886 and all associated intellectual property.

Vitamin Creamer® is an excellent standalone product, and it is a perfect match for the next generation of Coffee Boost™. Fitting perfectly inside the Level 5 umbrella of Brands, Vitamin Creamer® is an all-natural, vitamin enhanced product that has attracted the attention of many notable coffee creamer companies.

Vitamin Creamer® is the first and only coffee creamer that delivers a high dose of vitamins using creamer as a delivery system. Featuring Hazelnut and Vanilla flavors, so far, in a stylish contemporary package, Vitamin Creamer® fits in well while standing out in the cooler box and on the shelf.

As discussed in the Investor Update Call, on April 29, 2014, we have been talking to the principals at Vitamin Creamer, LP for more than 6 months about this tactical acquisition. Vitamin Creamer®, and the breakthrough it represents in the coffee creamer industry, has been put in front of some beverage giants and has generated a buzz within the industry.

VitaminFIZZ® Update

We updated investors and consumers, just yesterday, that VitaminFIZZ® cans were available in the New York City market. We are happy to report the initial demand is higher than expected, and since yesterday, we have also added 20 more stores to the list of available locations. The location finder will be added to the Vitamin-FIZZ.com website once the bottles are available in August. Until then, we will update investors and consumers through social media channels.

The re-vitalized, zero calorie VitaminFIZZ® bottles will engage a bi-coastal launch which will be coordinated and will include sampling, media and social events. The media outreach is expected to include print, radio and television media, and the events are expected to include sponsored / hosted events, in-store sampling and possible launch parties (both private and public). The 2nd generation of Coffee Boost™ (120mg caffeine), in all 4 flavors, will also be released in the bi-coastal launch.

V. Scott Vanis, the Chairman of the Company said, “We are extremely excited to have the Vitamin Creamer® Brand in our portfolio. Being all-natural and packed with vitamins, it is an absolutely perfect fit! Imagine what we, with our expert advisors, partners and executives, can do with Vitamin Creamer® and Coffee Boost™ under the same roof? As always, we will keep our shareholders and consumers updated as events unfold.”

Please contact:      Minerco Resources, Inc.
info@minercoresources.com
V. Scott Vanis, 888-473-5150

About VitaminFIZZ®
VitaminFIZZ® is a lightly sparkling, flavor-filled, refreshing beverage with an awesome boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ® is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B and Vitamin C. Awaken your taste buds with Lemon-Lime, Orange-Mango or Strawberry-Watermelon. Now that's refreshing. See more at: www.vitamin-fizz.com, www.twitter.com/vitamin_fizz and www.facebook.com/drinkvitaminfizz.

About Coffee Boost™

Coffee Boost™ is a 2.5oz., low calorie, all-natural, Sumatra Coffee based energy shot packed with essential vitamins. It is dual designed to be taken “straight up” or added to coffee for an all-natural, healthy alternative to synthetic flavored creamers and powders. Coffee Boost™, with 120mg caffeine, is available in 4 flavors: Coffee, French Vanilla, Hazelnut and Mocha. See more at: www.drinkcoffeeboost.com and www.facebook.com/CoffeeBoost.

Public Disclosure

Details of the Company’s business, finances and agreements can be found as part of the Company’s continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s (“SEC”) EDGAR database. For more information, please visit: www.minercoresources.com.

The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.